CYTOKINETICS ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Steve Dow Will Not Stand for Re-Election at the Annual Meeting of Shareholders;
B. Lynne Parshall Has Been Appointed to the Company’s Board

South San Francisco, CA, February 8, 2013 - Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that Steve Dow has provided notification that he will not stand for re-election to the Company’s Board of Directors at its Annual Meeting of Shareholders to occur on May 22, 2013. Mr. Dow has indicated he will continue his service to the Cytokinetics’ Board until the expiration of his current term. Contemporaneously with Mr. Dow’s notice, the Board has appointed Ms. B. Lynne Parshall, Esq. to the company’s Board, effective February 7, 2013.

“We would like to thank Steve for his longstanding and dedicated service to the company,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “Steve has served on our Board since the company’s founding and we are fortunate to have had the benefit of his expertise and wise counsel. On behalf of Cytokinetics’ management and our Board, we are grateful for his strategic insights and professional oversight that have contributed to the company’s successes.”

B. Lynne Parshall joins the Cytokinetics Board of Directors with over 21 years of legal, financial, manufacturing, general management and corporate development experience in the biopharmaceutical industry. Ms. Parshall is currently a member of the Board of Directors and the Chief Operating Officer of Isis Pharmaceuticals, Inc., a public biopharmaceutical company focused on antisense drug discovery and development. Prior to joining Isis Pharmaceuticals, Ms. Parshall was a partner with the firm of Cooley Godward LLP, where she represented health care companies in a general practice specializing in corporate partnering and other technology-based transactions. Ms. Parshall currently serves on the Board of Regulus Therapeutics Inc., a public biopharmaceutical company co-founded by Isis. Ms. Parshall is a member of the American, California and San Diego bar associations. Ms. Parshall received her J.D. from Stanford Law School and her B.A. from Harvard University.

“We are pleased to welcome Lynne to the Cytokinetics Board. Her extensive operational and business development experience, particularly in the advancement and funding of potential products directed to specialty care and orphan drug designated indications, will be valuable to our company as we may advance our own drug candidates in late-stage clinical trials.” continued Mr. Blum. “Lynne has successfully led the strategic direction and growth of Isis Pharmaceuticals over the last 20 years. We look forward to having the benefit of her biopharmaceutical operating experience to assist our financial and business development strategies and company planning.”

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil, is in Phase II clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing tirasemtiv, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. Tirasemtiv is currently the subject of a Phase II clinical trials program and has been granted orphan drug designation and fast track status by the U.S. Food and Drug Administration and orphan medicinal product designation by the European Medicines Agency for the potential treatment of amyotrophic lateral sclerosis, a debilitating disease of neuromuscular impairment in which treatment with tirasemtiv produced potentially clinically relevant pharmacodynamic effects in Phase II trials. All of these drug candidates have arisen from Cytokinetics’ muscle biology focused research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s safe harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the properties and potential benefits of Cytokinetics’ drug candidates and the potential advancement of its drug candidates in late-stage clinical trials. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approval and production of Cytokinetics’ drug candidates and potential drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results and that Cytokinetics’ drug candidates and potential drug candidates may have unexpected adverse side effects or inadequate therapeutic efficacy. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

Contact:
Jodi L. Goldstein
Manager, Marketing & Corporate Communications
(650) 624-3000